Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Matador Resources Company:

We consent to the use of our report dated March 1, 2017 except as to Note 19, which is as of March 9, 2017, with respect to the consolidated balance sheets of Matador Resources Company and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated herein by reference, the use of our report dated March 1, 2017 with respect to the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-4.

/s/ KPMG LLP

Dallas, Texas

March 9, 2017